Exhibit 10.2

FINAL VERSION

DORMAN PRODUCTS, INC.
EXECUTIVE SEVERANCE PLAN

Plan Document/Summary Plan Description

Dorman Products, Inc. (the “Company”) has adopted the Dorman Products, Inc. Executive Severance Plan (the “Plan”) for the benefit of certain employees of the Company and its subsidiaries (hereinafter referred to as the “Company Group”), on the terms and conditions hereinafter stated, effective as of the Effective Date.

The Plan is not intended to be an “employee pension benefit plan” or “pension plan” within the meaning of Section 3(2) of ERISA.  Rather, the Plan is intended to be a “welfare benefit plan” within the meaning of Section 3(1) of ERISA and to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations, Section 2510.3-2(b).  Accordingly, any benefits paid pursuant to the terms of the Plan are not deferred compensation for purposes of ERISA, and no Participant shall have a vested right to such benefits.  To the extent applicable, it is intended that portions of the Plan either comply with or be exempt from the provisions of Section 409A of the Code.  The Plan shall be administered in a manner consistent with this intent and any provision that would cause the Plan to fail to either constitute a welfare benefit plan under ERISA or comply with or be exempt from Section 409A of the Code, as the case may be, shall have no force and effect.  This document serves as both the plan document as required under Section 402 of ERISA as well as a summary plan description as required under Section 104(b) of ERISA.

1.Definitions.

(a)“Accrued Obligations” means (i) all accrued but unpaid Base Salary through the date of a Covered Termination, (ii) any unpaid or unreimbursed expenses incurred in accordance with the policies of the Employer, and (iii) any benefits provided under the employee benefit plans and programs of the Company Group in which the Participant participates immediately prior to, and is due upon or continues after, a termination of employment, including rights with respect to Company equity (or equity derivatives) and rights with respect to Company nonqualified deferred compensation arrangements.

(b)“Affiliate” has the meaning set forth in the Stock Plan.

(c)“Annual Bonus Program” means the annual cash incentive bonus program in which the Participant participates as of the date of such Participant’s Covered Termination.

(d)“Anticipatory Termination” means a Covered Termination occurring within the three months prior to the occurrence of a Change in Control; provided, that it is reasonably demonstrated that such termination (A) was at the request of a third party who has taken steps reasonably calculated or intended to effect the Change in Control (and such transaction is actually consummated) or (B) otherwise arose in connection with or in anticipation of the Change in Control (and such transaction is actually consummated).

(e)“Asset Sale” means a Change in Control resulting from the consummation of a sale or other disposition of all or substantially all of the assets of the Company.

(f)“Award” has the meaning set forth in the Stock Plan.

(g)“Base Salary” means the Participant’s then current annual base salary rate immediately prior to his or her Covered Termination (or, if higher, the annual base salary immediately prior to an event that constitutes Good Reason hereunder), and determined without regard to any salary deferrals under any deferred compensation or cafeteria plans or programs of the Company Group in which the Participant participates.

(h)“Board” means the Board of Directors of the Company.

(i)“Cash Severance Amount” means, with respect to any Participant, the “Cash Severance Amount”, as set forth on Appendix A or Appendix B, in each case, as attached hereto, as applicable, based on such Participant’s category or job title.

(j)“Cause” means the occurrence of any of the following as determined by the Committee:

(i)the Participant’s willful and continued failure to attempt in good faith substantially to perform the Participant’s employment duties (other than any such failure resulting from the Participant’s incapacity due to a Disability); provided, however, that the Company shall have provided the Participant with written notice that such actions are occurring and, where practical, the Participant has been afforded at least 15 days to cure same;

(ii)the Participant’s indictment for, or conviction or plea of guilty or nolo contendere to, a felony or any other crime involving moral turpitude or dishonesty; or

(iii) the Participant’s willfully engaging in misconduct in the performance of the Participant’s duties for the Employer or other than in the performance of the Participant’s duties for the Employer (including, but not limited to, theft, fraud, embezzlement and securities law violations, a violation of the Company’s “Code of Ethics and Business Conduct” or other written policies, or a material breach of the Non-Disclosure Agreement or any other restrictive covenants to which the Participant is subject) that is materially injurious to the Company, or, in the good faith determination of the Committee, is potentially materially injurious to the Company, monetarily or otherwise.

For purposes of this Section 1(j), no act, or failure to act, on the part of the Participant shall be considered “willful,” unless done, or omitted to be done, by the Participant in bad faith and without a reasonable belief that the Participant’s action or omission was in, or not opposed to, the best interests of the Company (including reputationally).  Prior to any termination for Cause, the Participant will be given five business days written notice specifying the alleged Cause event.  After providing the notice in foregoing sentence, the Board or the Chief Executive Officer of the Company may suspend the Participant with full pay and benefits until a final determination has been made.

(k)“Change in Control” has the meaning set forth in the Stock Plan.

(l)“Change in Control Covered Termination” means a (i) a Covered Termination occurring within the two-year period following a Change in Control or (ii) an Anticipatory Termination.

(m)“Claims Administrator” means the Committee or such other individual or group of individuals as may be appointed as the claims administrator under the Plan by the Committee from time to time.

(n)“Clawback Policy” means any clawback, forfeiture or other similar policy adopted by the Board or the Committee from time to time.

(o)“COBRA Payment” means, provided the Participant validly elects continuation coverage under COBRA or similar state law for the Participant, his spouse and/or dependents, an amount equal to the monthly COBRA premium for continued health insurance coverage payable in monthly installments (or apply such amount to the payment of such continuation coverage) over the number of months in the Subsidized COBRA Period set forth on Appendix A or Appendix B, in each case, as attached hereto, as applicable, based on such Participant’s category, job title or other classification.

(p)“Code” means the Internal Revenue Code of 1986, as amended, and the rules, regulations or other interpretative guidance promulgated thereunder, as well as any successor laws in replacement thereof.

(q)“Committee” means the Compensation Committee of the Board.

(r)“Covered Termination” means a Participant’s termination of employment with the Employer by the Employer without Cause or by the Participant for Good Reason; provided, however, that no such termination shall be considered a Covered Termination if such Participant’s employment with the Employer is terminated:

(i)solely by reason of a transfer to the employ of another member of the Company Group;

(ii)upon the expiration of a leave of absence by reason of his or her failure to return to work at such time unless, at such time, there is not an available position for which such Participant is qualified, or

(iii)in connection with an Asset Sale if either (A) in connection with such Asset Sale such Participant was offered employment with the purchaser or an Affiliate thereof in an Asset Sale (I) within a 25-mile radius of such Participant’s current work site for a comparable position and (II) with the same or greater Base Salary, and with comparable annual bonus and equity compensation opportunity, and the Participant fails to accept such employment offer, or (B) notwithstanding the comparable terms and conditions of employment being available within a 25-mile radius, such Participant voluntarily elected not to participate in the selection process for employment with the purchaser or an Affiliate thereof in an Asset Sale.

(s)“Disability” means a Participant’s substantial inability to perform Participant’s duties due to partial or total disability or incapacity resulting from a mental or physical illness, injury or other health-related cause for a period of 12 consecutive months or for a cumulative period of 52 weeks in any 24 consecutive-month period.

(t)“Effective Date” means December 26, 2021.

(u)“Eligible Employee” means each non-union, salaried, full-time employee of the Company Group (x) with the title of President, Senior Vice President or Executive Vice President or (y) who is designated in writing by the Chief Executive Officer of the Company as an Eligible Employee.  Eligible Employees shall, in no event, include: (i) independent contractors, (ii) temporary employees, (iii) individuals treated other than as employees for federal income and employment tax purposes at the time such individual performs services, (iv) employees who are regularly scheduled to work less than 20 hours per week, and (v) individuals who the Company designates as “non-benefits eligible.”

(v)“Employer” means, with respect to any Participant, the member of the Company Group by which such Participant is employed.

(w)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules, regulations or other interpretive guidance promulgated thereunder, as well as any successor laws in replacement thereof.

(x)“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules, regulations or other interpretive guidance promulgated thereunder, as well as any successor laws in replacement thereof.

(y)“Good Reason” means the occurrence of any of the following events without the Participant’s consent:

(i)a material diminution in the Participant’s title, authorities, duties or responsibilities;

(ii)any reduction in the Participant’s Base Salary, other than a reduction of not more than 15% implemented in connection with an across-the-board reduction affecting all similarly-situated executive employees of the Company;

(iii)a change in the Participant’s primary place of employment such that the Participant’s commute increases by at least 25 miles;

(iv)the assignment to the Participant of duties or responsibilities which are materially inconsistent with any of the Participant’s duties and responsibilities;

(v)the failure of any purchaser (or an Affiliate thereof) in an Asset Sale by agreement in writing, to expressly, absolutely and unconditionally assume and agree to perform the Plan, in the same manner and to the same extent that the Company would be required to perform the Plan if no such Asset Sale had taken place; or

(vi)upon or within twenty-four (24) months following a Change in Control , (A) a reduction in the Participant’s Base Salary in effect immediately prior to the Change in Control or (B) a material reduction in the sum of (1) the Participant’s Target Bonus for the last completed fiscal year immediately prior to the Change in Control plus (2) the grant date fair value of equity or equity-based awards granted to the Participant under the Stock Plan for the last completed fiscal year immediately prior to the Change in Control;

provided, that any of the events described in clauses (i) – (iv) and (vi) above shall constitute Good Reason only if the Participant provides the Company (or applicable employer following a Change in Control) with written objection to the event or condition within 90 days following the occurrence thereof, the Company (or applicable employer following a Change in Control) does not reverse or otherwise cure the event or condition within 30 days of receiving that written objection, and the Participant resigns employment within 30 days following the expiration of that cure period.

(z)“Non-Disclosure Agreement” shall mean the Non-Disclosure, Invention Assignment and Restrictive Covenant Agreement substantially in the form attached hereto as Exhibit A, as may be updated or amended from time to time to reflect changes in law and/or differences in applicable state law.

(aa)“Other Severance Arrangements” means any plans, policies, guidelines, arrangements, agreements, letters and/or other communication, whether formal or informal, written or oral sponsored by the Company or any of its Affiliates and/or entered into by any representative of the Company or any of its Affiliates that might otherwise provide severance benefits upon a Covered Termination.

(bb)“Participant” means an Eligible Employee who is designated as a Participant by the Committee, subject to the requirements of Section 2.  For purposes hereof, the Committee shall be permitted to (i) designate groups of Eligible Employees by category, job title or other classification it deems appropriate as Participants without the need to identify any individual Participant by name, provided that the Committee may determine in its sole discretion that any one or more Eligible Employees within a designated group shall not be a Participant in the Plan and (ii) delegate to Company management the authority to determine whether specific individuals qualify as Participants within the parameters set forth by the Committee.

(cc)“Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

(dd)“Pro-Rata Bonus” means an amount equal to the product of (A) the actual annual bonus the Participant would be eligible to receive under the Annual Bonus Plan based on the Committee’s good faith estimate of the achievement of the applicable qualitative and quantitative performance standards established for the year in which the Participant’s employment with the Employer terminates, using actual Company performance through the date of termination, as well as the Company’s projected performance for the remainder of the fiscal year to which such annual bonus relates using the Company’s most recent financial forecast (in each case, consistent with the terms of the Annual Bonus Program and past practice) multiplied by (B) a fraction, the numerator of which is the number of days the Participant worked during the year in which the Participant’s employment with the Employer terminates and the denominator of which is 365.

(ee)“Release Agreement” means a release of claims in the form customarily provided by the Company Group to terminated employees, pursuant to which a Participant may be required to (i) acknowledge the receipt of the severance payment and other benefits, and (ii) release the Company and its Affiliates (including the Employer and its Affiliates) and other Persons designated by the Company from any liability arising from his or her employment or termination thereof (other than with respect to the Participant’s rights under the Plan).

(ff)“Stock Plan” means the Dorman Products, Inc. 2018 Stock Option and Stock Incentive Plan, as amended from time to time (or any successor plan thereto adopted by the Company for the purpose of providing equity and other incentive compensation to the employees and other service providers of the Company or its Affiliates).

(gg)“Subsidized COBRA Period” means, with respect to any Participant, the period set forth on Appendix A or Appendix B, in each case, as attached hereto, as applicable, based on such Participant’s category, job title or other classification.

(hh) “Target Bonus” means the Participant’s target annual bonus under the Annual Bonus Program.

2.Eligibility.

Except as otherwise provided under the Plan, each Participant is eligible to receive severance pay and severance benefits under the Plan if such Participant:

(a)remains in the employ of the Employer through the date of a Covered Termination, death or Disability.

(b)fulfills the normal responsibilities of such Participant’s position, including, but not limited to, meeting regular attendance, specific transitional activities, workload and other standards of the Employer, and

(c)executes and submits a Non-Disclosure Agreement in connection with, and no later than 30 days following, becoming a Participant under the Plan.

3.Termination of Employment.

(a)Payments on Covered Termination that is not a Change in Control Covered Termination.  If a Participant whose category or job title is designated on Appendix A hereto undergoes a Covered Termination that is not a Change in Control Covered Termination, in addition to any Accrued Obligations, subject to such Participant’s execution, delivery to the Company, and non-revocation of a Release Agreement, as contemplated in subsection (e) below, and continued compliance with the Non-Disclosure Agreement, such Participant shall be entitled to the following payments and benefits:

(i)the Pro-Rata Bonus, which will be payable to the Participant in a lump sum within 60 days following the date of termination, and

(ii)(A) the applicable Cash Severance Amount set forth on Appendix A, payable in substantially equal installments in accordance with the Company’s payroll practices as in effect from time to time over the applicable number of months set forth on Appendix A, commencing on the 60th day following the date of termination, provided that the first such payment shall include all amounts that would have been paid to the Participant in accordance with the Company’s payroll practices if such payments had begun on the date of the Participant’s Covered Termination; (B) the COBRA Payment, payable in monthly installments during the Subsidized COBRA Period (or apply such amount to the payment of such continuation coverage), commencing on the 60th day following the date of termination, provided that the first such payment shall include all amounts that would have been paid or provided to Participant in accordance with the Company’s payroll practices if such payments had begun on the date of the Participant’s Covered Termination; and (C) outplacement services that are directly related to the type of services the Participant provided to the Company and are actually provided by an outplacement services firm for the time period that is equal to the Subsidized COBRA Period; provided that the cost of such outplacement services may not exceed $50,000.

Notwithstanding anything in the Plan to the contrary, with respect to any Participant who undergoes a Covered Termination that is subsequently determined to have been an Anticipatory Termination upon the occurrence of a Change in Control, such Participant shall be entitled to receive any incremental payments and benefits under Section 3(b) to which such Participant would otherwise have been entitled if such Participant’s Covered Termination was initially determined to have been a Change in Control Covered Termination.

Notwithstanding anything in the Plan to the contrary, and for the avoidance of doubt, if a Participant’s category or job title is not set forth on Appendix A hereto, or if the Participant has not otherwise been designated as a Participant by the Committee (or its designee), such Participant is ineligible to receive any payments and benefits under this Section 3(a).

(b)Payments on Change in Control Covered Termination.  If a Participant whose category or job title is designated on Appendix B hereto undergoes a Change in Control Covered Termination, in addition to any Accrued Obligations, subject to such Participant’s execution, delivery to the Company, and non-revocation of a Release Agreement, as contemplated in subsection (e) below, and continued compliance with the Non-Disclosure Agreement, such Participant shall be entitled to the following payments and benefits in lieu of the payments and benefits set forth in Section 3(a):

(i)the Pro-Rata Bonus, which will be payable to the Participant in a lump sum within 60 days following the date of termination, and

(ii)(A) a lump-sum cash payment equal to the applicable Cash Severance Amount set forth on Appendix B, payable within 60 days following the date of the Participant’s Change in Control Covered Termination; provided, however, if the Participant incurs a Change in Control Covered Termination and (x) such termination is an

Anticipatory Termination or (y) the Change in Control does not constitute a change in control within the meaning of Section 409A(a)(2)(A)(v) of the Code, the portion of the applicable Cash Severance Amount set forth on Appendix A shall continue to be paid to the Participant in accordance with the usual payroll practices of the Company as set forth in Section 3(a)(ii)(A) and the portion of the applicable Cash Severance Amount set forth on Appendix B in excess thereof shall be paid to the Participant in a lump sum sixty (60) days after the consummation of the Change in Control; (B) the COBRA Payment, payable in monthly installments during the Subsidized COBRA Period (or apply such amount to the payment of such continuation coverage), commencing on the 60th day following the date of termination, provided that the first such payment shall include all amounts that would have been paid or provided to Participant in accordance with the Company’s payroll practices if such payments had begun on the date of the Participant’s Covered Termination; and (C) outplacement services that are directly related to the type of services the Participant provided to the Company and are actually provided by an outplacement services firm for the time period that is equal to the lesser of (I) the Subsidized COBRA Period and (II) the period beginning on the date of the Participant’s Change in Control Covered Termination and ending on the 18-month anniversary thereof; provided that the cost of such outplacement services may not exceed $50,000.

Notwithstanding anything in the Plan to the contrary, and for the avoidance of doubt, if a Participant’s category or job title is not set forth on Appendix B hereto, or if the Participant has not otherwise been designated as a Participant by the Committee (or its designee), such Participant is ineligible to receive any payments and benefits under this Section 3(b).

Payments and benefits described under subsections (a) and (b) may be made by the Company or any other member of the Company Group, as determined by the Company in its sole discretion, including, without limitation, the Employer.

(c)Payments on Death or Disability.  In the event a Participant’s employment with the Employer is terminated due to such Participant’s death or Disability, in addition to any Accrued Obligations, the Participant (or the Participant’s estate, as applicable) shall receive the Pro-Rata Bonus, payable in a lump sum within 60 days following the date of termination; provided, however, in the case of the Participant’s termination due to Disability, the Participant must execute, deliver to the Company, and not revoke the Release Agreement, as contemplated in subsection (f) below, and continue to comply with the Non-Disclosure Agreement.

(d)Other Termination Events.  If a Participant’s employment is terminated for any reason other than pursuant to a Covered Termination, death or Disability, such Participant shall not be entitled to the payment of any severance or other benefits under the Plan.

(e)Release Agreement.  Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to this Section 3 (other than the Accrued Obligations) shall be conditioned upon a Participant’s execution, delivery to the Company, and non-revocation of the Release Agreement (and the expiration of any revocation period contained in such Release Agreement) within 60 days following the date of a Covered Termination.  If a Participant fails to execute the Release Agreement in such a timely manner so as to permit any revocation period to expire prior to the end of such 60-day period, or timely revokes his or her acceptance of such release following its execution, such Participant shall not be entitled to payment of any severance and other benefits under the Plan.  Further, to the extent that any of the payments hereunder constitute “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the 60th day following the date of such Covered Termination, but for the condition of executing the Release Agreement as set forth herein, shall not be made until the first regularly scheduled payroll date following such 60th day, after which any remaining payments shall thereafter be provided to the Participant according to the applicable schedule set forth herein.

(f)Clawback/Forfeiture.  Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to subsections (a) or (b) above (other than the Accrued Obligations) shall be conditioned upon and subject to the Clawback Policy.

4.Treatment of Awards.

Any outstanding Awards granted to the Participant under the Stock Plan shall vest in accordance with the terms of the Stock Plan and applicable award agreement.

5.Additional Terms.

(a)Taxes.  Severance and other payments and benefits under the Plan will be subject to all required federal, state and local taxes and may be affected by any legally required withholdings.  Payments under the Plan are not deemed “compensation” for purposes of the retirement plans, savings plans, and incentive plans of the Company Group.  Accordingly, no deductions will be taken for any retirement and savings plan and such plans will not accrue any benefits attributable to payments under the Plan.

(b)Set Off; Mitigation.  The Company’s obligation to pay the Participant the amounts provided and to make the arrangements provided hereunder shall not be subject to set-off, counterclaim, or recoupment of amounts owed by the Participant to the Company or its Affiliates.  The Participant shall not be required to mitigate the amount of any payment provided pursuant to the Plan by seeking other employment or otherwise, and the amount of any payment provided for pursuant to the Plan shall not be reduced by any compensation earned as a result of the Participant’s other employment or otherwise.

(c)Specified Employees.  Notwithstanding anything herein to the contrary, if (i) at the time of a Participant’s Covered Termination, such Participant is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the commencement of the payment of any such payments or benefits hereunder will be deferred (without any increase or decrease in such payments or benefits ultimately paid or provided to the Participant) until the date that is six months following such Participant’s Covered Termination (or the earliest date that is permitted under Section 409A of the Code), and (ii) any other payments of money or other benefits due to the Participant hereunder would cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by or at the direction of the Committee, that does not cause such an accelerated or additional tax or result in additional cost to the Company.  The Company shall consult with its legal counsel and tax advisors in good faith regarding the implementation of this Section 5(c); provided, however, that none of the Company any other member of the Company Group, or any of their respective employees or representatives, shall have any liability to the Participant with respect thereto.

6.Termination or Amendment of the Plan.

The Plan may be amended, terminated or discontinued in whole or in part, at any time and from time to time at the discretion of the Board or the Committee; provided, however, that no such amendment, termination or discontinuance shall, without a Participant’s consent, adversely affect any Participant that has undergone a Covered Termination prior to the effective date of any such amendment, termination or discontinuance; provided further, that following (x) the date the Company has entered into an agreement the consummation of which would result in a Change in Control (until such time as the Change in Control occurs or such agreement is terminated) or (y) a Change in Control, the Plan may not be amended, terminated or discontinued in whole or in part, at any time prior to the second anniversary of the date of such Change in Control without the written consent of an affected Participant.

7.Limitation of Certain Payments.

In the event that any payments and/or benefits due to a Participant under the Plan and/or any other arrangements are determined by the Company to constitute “excess parachute payments” as defined under Section 280G of the Code, any cash severance payable under the Plan shall be reduced by the minimum amount necessary, subject to the last sentence of this paragraph, such that the present value of such parachute payments is below 300% of such Participant’s “base amount” (as defined under Section 280G of the Code), and by accepting participation in the Plan, each Participant agrees to waive his or her rights to any “parachute payments” (as defined under Section 280G of the Code) sufficient to reduce such parachute payments to below such threshold; provided, however, in no event shall such cash severance be reduced below zero.  Notwithstanding the foregoing, no payments or benefits shall be reduced under this Section 7 unless (a) the net amount of such payments and benefits, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced payments and benefits), is greater than or equal to (b) the net amount of such payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such payments and benefits and the amount of excise tax imposed under Section 4999 of the Code as to which such Participant would be subject in respect of such unreduced payments and benefits and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced payments).  For purposes hereof, (i) the order in which any amounts are deemed to be reduced, if applicable, is (A) cash payments, (B) other non-cash forms of benefits, and (C) equity-based payments and acceleration of vesting, and (ii) within any such category of payments and benefits (that is, (i)(A), (i)(B) or (i)(C) above), (A) a reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and then with respect to amounts that are and (B) to the extent that any such amounts are to be made over time (e.g., in installments, etc.), then the amounts shall be reduced in reverse chronological order.

8.Claims Procedure.

(a)Processing Claims.  If an individual is not selected for participation in the Plan or does not satisfy the conditions for eligibility in the Plan, he or she is not entitled to benefits and/or payments under the Plan.  A claim for benefits under the Plan must be filed within 180 days following the date that such Participant’s claim for benefits is denied.  If an individual fails to act within the 180-day limit, the individual loses the right to have his or her claim reviewed.

(b)Decision.  The processing of claims for benefits and payments under the Plan will be carried out as quickly as possible.  If an individual’s claim for benefits under the Plan is denied, the individual will receive a written notice of such denial within 90 days of receipt of such individual’s claim.  In special cases, an additional 90 days may be needed and such individual will be notified in this case within such initial 90-day period.  The extension notice will indicate the special circumstances requiring an extension of time and the date by which the Claims Administrator expects to render the benefit determination. Any written notice denying an individual’s claim for benefits under the Plan will include:

(i)specific reasons as to why the claim was denied,

(ii)clear reference to the Plan provisions upon which the denial is based,

(iii)a description of any additional material or information to further support the claim, and the reasons why these are necessary, and

(iv)a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the individual’s right to bring a civil action under Section 502 of ERISA following an adverse benefit determination on review.

(c)Request for Review of Denial of Benefits.  The individual or his or her authorized representative may request a review of his or her claim by giving written notice to the Claims Administrator.  Each individual has the right to have representation, review pertinent documents, and present written issues and comments.  An individual shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to such individual’s claims for benefits.  An individual’s request must be made not later than 60 days after he or she receives the notice of denial.  If an individual fails to act within the 60-day limit, the individual loses the right to have his or her claim reviewed.

(d)Decision on Review.  Upon receipt of a request for review from an individual, the Claims Administrator shall make a full and fair evaluation of the denied claim and may require additional documents necessary for such a review. The Claims Administrator shall make a decision within 60 days from receipt of the individual’s request. Such decision will take into account all comments, documents, records, and other information submitted by such individual relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.  In special cases, an additional 60 days may be needed and such individual will be notified in this case within such initial 60-day period. The extension notice will indicate the special circumstances requiring an extension of time and the date by which the Claims Administrator expects to render the benefit determination. In no event shall the decision be made more than 120 days after receipt of the individual’s request for review. The decision on the review shall be in writing and shall include specific reasons for the decision. The final decision of the Claims Administrator shall be conclusive and binding upon all parties having or claiming to have an interest in the matter being reviewed. Any written notice denying an individual’s appeal for benefits under the Plan will include:

(i)specific reasons as to why the appeal was denied,

(ii)clear reference to the Plan provisions upon which the denial is based,

(iii)a statement that the individual is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the individual’s appeal for benefits, and

(iv)a statement describing any voluntary appeals procedures offered by the Plan and the individual’s right to obtain the information about such procedures, and a statement of the individual’s right to bring a civil action under Section 502 of ERISA.

(e)In Case of Clerical Error.  If any information regarding an individual is incorrect, and the error affects his or her benefits, the correct information will determine the extent, if any, of the individual’s benefits under the Plan.

9.Miscellaneous.

(a)No Right to Continued Employment.  Nothing contained in the Plan shall confer upon any Participant any right to continue in the employ of any member of the Company Group nor interfere in any way with the right of the Company to terminate his or her employment, with or without Cause.

(b)Plan Not Funded.  Amounts payable under the Plan shall be payable from the general assets of the Company, and no special or separate reserve, fund or deposit shall be made to assure payment of such amounts.  No Participant, beneficiary or other Person shall have any right, title or interest in any fund or in any specific asset of the Company by reason of participation hereunder.  Neither the provisions of the Plan, nor the creation or adoption of the Plan, nor any action taken pursuant to the provisions of the Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company and any Participant, beneficiary or other Person.  To the extent that a Participant, beneficiary or other Person acquires a right to receive payment under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.  Notwithstanding the foregoing, the Company shall have the right to implement or set aside funds in a grantor trust, subject to the claims of the Company’s creditors or otherwise, to discharge its obligations under the Plan.

(c)Non-Transferability of Benefits and Interests.  All amounts payable under the Plan are non-transferable, and no amount payable under the Plan shall be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge.  This Section 9(c) shall not apply to an assignment of a contingency or payment due (i) after the death of a Participant to the deceased Participant’s legal representative or beneficiary, or (ii) after the disability of a Participant to the disabled Participant’s personal representative.

(d)Discretion of Company, Board and Committee.  Any decision made or action taken by, or inaction of, the Company, the Board, the Committee or the Claims Administrator arising out of or in connection with the creation, amendment, construction, administration, interpretation and effect of the Plan that is within its authority hereunder or applicable law shall be within the absolute discretion of such entity and shall be conclusive and binding upon all Persons.  In the case of any conflict, the decision made or action taken by, or inaction of, the Claims Administrator will control.  However, with respect to the authorized officers and senior executives, as designated by the Board in its resolutions, any decision made or action taken by, or inaction of, the Committee controls.

(e)Indemnification.  Neither the Board nor the Committee, any employee of the Company, nor any Person acting at the direction thereof (each such Person an “Affected Person”), shall have any liability to any Person (including without limitation, any Participant), for any act, omission, interpretation, construction or determination made in connection with the Plan (or any payment made under the Plan).  Each Affected Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Affected Person in connection with or resulting from any action, suit or proceeding to which such Affected Person may be a party or in which such Affected Person may be involved by reason of any action taken or omitted to be taken under the Plan and against and from any and all amounts paid by such Affected Person, with the Company’s approval, in settlement thereof, or paid by such Affected Person in satisfaction of any judgment in any such action, suit or proceeding against such Affected Person; provided, that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Affected Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Affected Person giving rise to the indemnification claim resulted from such Affected Person’s bad faith, fraud or willful wrongful act or omission.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Affected Persons may be entitled under the Company’s organizational documents, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such Person or hold them harmless.

(f)Section 409A.  Notwithstanding any provision of the Plan to the contrary, if any benefit provided under the Plan is subject to the provisions of Section 409A of the Code, the provisions of the Plan will be administered, interpreted and construed in a manner necessary to comply with Section 409A of the Code or an exception thereto.  Notwithstanding any provision of the Plan to the contrary, in no event shall the Company (or its employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of the Plan to satisfy the requirements of Section 409A of the Code or any other applicable law. For purposes of the application of Section 409A of the Code, each payment in a series of payments under this Plan will be deemed a separate payment.

(g)No Duplication; Treatment of Other Severance Arrangements.  In no event shall any Participant receive the severance benefits provided for herein in addition to severance benefits provided for under any Other Severance Arrangement; provided, that if such Participant is covered by any Other Severance Arrangement, such Participant shall only be entitled to receive the greater of (x) the payments and benefits set forth in this Plan and (y) the payments and benefits set forth in, and subject to the terms, conditions and restrictions of, the Other Severance Arrangment.

(h)Governing Law.  All questions pertaining to the construction, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the laws of the Commonwealth of Pennsylvania.

(i)Notice.  Any notice or other communication required or which may be given pursuant to the Plan shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or two days after it has been mailed by United States express or registered mail, return receipt requested, postage prepaid, addressed to the Company at the address set forth below, or to the Participant at his or her most recent address on file with the Company.

Dorman Products, Inc.

3400 East Walnut Street

Colmar, PA 18915

c/o General Counsel

(j)Captions.  Captions and headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference.  Such captions and headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(k)Successors. The Plan shall inure to the benefit of and be binding upon the Company and its successors.

10.ERISA Rights.

(a)Eligible Employees are entitled to certain rights and protections under ERISA.  ERISA provides that Eligible Employees under the Plan shall be entitled to:

(i)examine, without charge, at the office of the Plan Administrator (as defined in Section 11) and at other specified locations, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration,

(ii)obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series) and updated summary plan description.  The Plan Administrator may make a reasonable charge for the copies, and

(iii)receive a summary of the Plan’s annual financial report.  The Plan Administrator is required by law to furnish each Participant with a copy of the summary annual report.

(b)In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan.  The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of Eligible Employees.  No one, including the Employer or any other Person, may fire an Eligible Employee or otherwise discriminate against an Eligible Employee in any way to prevent such Eligible Employee from obtaining a benefit or exercising such Eligible Employee’s rights under ERISA.

(c)If an Eligible Employee’s claim is denied or ignored, in whole or in part, Eligible Employees have a right to know why this was done and to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules, as set forth in Section 8.  Under ERISA, there are steps Eligible Employees can take to enforce the above rights.  For instance, if an Eligible Employee requests a copy of plan documents or the latest annual report from the Plan Administrator and does not receive them within 30 days, such Eligible Employee may file suit in Federal court.  In such a case, the court may require the Plan Administrator to provide the materials and pay such Eligible Employee up to $110 a day until such Eligible Employee receives the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.  If the Eligible Employee has a claim for benefits which is denied or ignored, in whole or in part, such Eligible Employee may file suit in a state or Federal court.  If it should happen that Plan fiduciaries misuse the Plan’s money, or if an Eligible Employee is discriminated against for asserting such Eligible Employee’s rights, such Eligible Employee may seek assistance from the U.S. Department of Labor, or such Eligible Employee may file suit in a Federal court.  The court will decide who should pay court costs and legal fees.  If the Eligible Employee is successful, the court may order the person such Eligible Employee sued to pay these costs and fees.  If the Eligible Employee loses, the court may order such Eligible Employee to pay these costs and fees, for example, if it finds such Eligible Employee’s claim is frivolous.

(d)If the Eligible Employee has questions about the Plan, such Eligible Employee should contact the Plan Administrator.  If the Eligible Employee has questions about this Section 10 or about such Eligible Employee’s rights under ERISA, such Eligible Employee should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.  Eligible Employees may also obtain certain publications about such Eligible Employee’s rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

11.General Information.

Name of Plan	Dorman Products, Inc. Executive Severance Plan
Plan Number	002
Plan Sponsor	Dorman Products, Inc. 3400 East Walnut Street Colmar, PA 18915
Plan Sponsor’s Employer Identification Number	23-2078856
Plan Administrator	General Counsel of the Company
Agent for Service of Legal Process	Plan Administrator
Plan Year	Calendar Year

Appendix A

Payments on Covered Termination

Participant’s Category, Job Title or Other Classification	Subsidized COBRA Period	Cash Severance Amount
Presidents, Senior Vice Presidents and Executive Vice Presidents

From the date of the Covered Termination until the earliest of (x) 12 months thereafter, (y) the date the Participant becomes eligible for coverage under a subsequent employer’s health plan, or (z) the date the Participant and/or the Participant’s beneficiary(ies) cease to be eligible under COBRA.

1.0 times the sum of the Participant’s (i) Base Salary and (ii) Target Bonus, paid in installments over 12 months

Appendix B

Payments on Change in Control Covered Termination

Participant’s Category, Job Title or Other Classification	Subsidized COBRA Period	Cash Severance Amount
Specified Individuals (other than Presidents, Senior Vice Presidents and Executive Vice Presidents) as designated by the Committee or the Company’s Chief Executive Officer

From the date of the Covered Termination until the earliest of (x) 18 months thereafter, (y) the date the Participant becomes eligible for coverage under a subsequent employer’s health plan, or (z) the date the Participant and/or the Participant’s beneficiary(ies) cease to be eligible under COBRA.

1.5 times the sum of the Participant’s (i) Base Salary and (ii) Target Bonus
Presidents, Senior Vice Presidents and Executive Vice Presidents

From the date of the Covered Termination until the earliest of (x) 18 months thereafter, (y) the date the Participant becomes eligible for coverage under a subsequent employer’s health plan, or (z) the date the Participant and/or the Participant’s beneficiary(ies) cease to be eligible under COBRA.

2.0 times the sum of the Participant’s (i) Base Salary and (ii) Target Bonus

FINAL FORM

Exhibit A

NON-DISCLOSURE, INVENTION ASSIGNMENT AND

RESTRICTIVE COVENANT AGREEMENT

As a condition to my participation in the Dorman Products, Inc. Executive Severance Plan (the “Severance Plan”), and in consideration of my continued employment with Dorman Products, Inc. (the “Company”) and my receipt of the compensation now and hereafter paid to me under the Severance Plan and/or by the Company, I agree to the terms and conditions of this Non-Disclosure, Invention Assignment and Restrictive Covenant Agreement (the “Non-Disclosure Agreement”).  Capitalized terms used but not defined in this Non-Disclosure Agreement shall have the meanings given to such terms in the Severance Plan.

1.	Employment with Company.

1.1

It is understood and agreed that I am an employee at will and that either party may terminate my employment without cause on notice. Any notice of termination shall be in writing, given personally or by Certified Mail, Return Receipt Requested.

1.2

During the term of my employment with the Company, I agree to devote my entire time and attention and to give my best and undivided efforts and service to the business and the interests of the Company Group in such capacities and in performance of such duties as the Company may from time to time direct, which may include but not be limited to improving, developing and/or inventing processes, products, assays and analytic methods.

2.	Nondisclosure
2.1

Recognition of Company’s Rights; Nondisclosure.  At all times during my employment by the Company and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon, or publish any of the Company Group’s Proprietary Information (defined below), except as such disclosure, use, lecture, or publication may be required in connection with my work for the Company, or unless an officer or other authorized representative of the Company Group (other than me) expressly authorizes such in writing.  I will obtain the Company Group’s prior written approval before publishing or submitting for publication any material (written, oral, or otherwise) that relates to my work at the Company or incorporates any Proprietary Information.  Notwithstanding the foregoing, disclosure of any Proprietary Information shall not be prohibited if such disclosure is directly related to a valid and existing order of a court or other governmental body or agency within the United States; provided, however, that I shall have first given prompt notice to the Company of any possible or prospective order and the Company shall have been afforded a reasonable opportunity to prevent or limit any such disclosure.  I hereby assign to the Company Group any rights I may have or acquire in any Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company Group and its assigns.

2.2

Proprietary Information.  The term “Proprietary Information” means any and all confidential or proprietary knowledge, data or information of the Company Group.  By way of illustration but not limitation, “Proprietary Information” includes:  (a) developments, inventions, ideas, data, programs, other works of authorship, designs and techniques, trade secrets, mask works, processes, formulas, source and object codes, algorithms, compositions of matter, methods (including, without limitation, methods of use or delivery), know-how, technology, improvements and discoveries (hereinafter collectively referred to as “Inventions”); (b) information regarding plans for research, development, new services or products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, clients, customers, and suppliers; and (c) information regarding the skills and compensation of the employees and/or consultants of the Company Group.  For purposes of this Non-Disclosure Agreement, the term “Proprietary Information” shall not include information which is or becomes publicly available without breach of:  (i) this Non-Disclosure Agreement; (ii) any other agreement or instrument to which the Company Group is a party or a beneficiary; or (iii) any duty owed to the Company Group by me or by any third party; provided, however, that if I shall seek to disclose, use, lecture upon, or publish any Proprietary Information, I shall bear the burden of proving that any such information shall have become publicly available without any such breach.

2.3

Third Party Information.  I understand that the Company Group has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the term of my employment by the Company and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of the Company Group who need to know such information in connection with their work for the Company Group) or use, except in connection with my work for the Company Group, Third Party Information unless expressly authorized by an officer or other authorized representative of the Company Group (other than me) in writing.  I hereby assign to the Company Group any rights I may have or acquire in any Third Party Information during my employment with the Company.

2.4

No Improper Use of Information of Prior Employers and Others.  During my employment by the Company, I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company Group any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.  I will use in the performance of my duties to the Company Group only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by, or on behalf of, the Company Group.

2.5

Reports to Government Entities.  Nothing in this Non-Disclosure Agreement restricts or prohibits me from initiating communications directly with, responding to inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including without limitation, the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Commodities Futures Trading Commission, the Financial Industry Regulatory Authority, the Occupational Safety and Health Administration,  the U.S. Congress, any other federal, state, or local government agency or commission, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation. I do not need the prior authorization of the Company to engage in conduct protected by this paragraph, and I do not need to notify the Company that I have engaged in such conduct.  This Non-Disclosure

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Agreement does not limit my right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of the law.  However, to the maximum extent permitted by law, I am waiving my right to receive any individual monetary relief from the Company Group resulting from such claims or conduct, regardless of whether I or another party filed the claim or reported the conduct.  I recognize and agree that, in connection with any such activity outlined above, I must inform the Regulators, my attorney, a court or a government official that the information I am providing is confidential.  Despite the foregoing, I am not permitted to reveal to any third-party, including any governmental, law enforcement, or regulatory authority, information I came to learn during the course of my employment with the Company that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege and/or attorney work product doctrine.  The Company does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information.

2.6

Defend Trade Secrets Act.  Pursuant to 18 U.S.C. § 1833(b), I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company Group that (a) I make (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to my attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) I make in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  If I file a lawsuit for retaliation by the Company Group for reporting a suspected violation of law, I may disclose any such trade secret to my attorney and use any such trade secret information in the court proceeding, if I (x) file any document containing any such trade secret under seal, and (y) do not disclose any such trade secret, except pursuant to court order.  Nothing in this Non-Disclosure Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

3.	Assignment of Inventions
3.1	Proprietary Rights. The term “Proprietary Rights” means all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.
3.2

Prior Inventions.  Any and all Inventions (whether patented or unpatented) that I have, alone or jointly with others, conceived, developed or reduced to practice, or caused to be conceived, developed or reduced to practice, prior to the commencement of my employment with the Company (collectively referred to as “Prior Inventions”) are either my property or the property of third parties and are excluded from the scope of this Non-Disclosure Agreement, except if and to the extent the provisions set forth below in this Section 3.2 are made expressly applicable to Prior Inventions.  To preclude any possible uncertainty, I have set forth on Exhibit 1 (Prior Inventions) attached hereto a list of Prior Inventions.  If disclosure of any Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to disclose such Prior Invention or to list such Prior Inventions in Exhibit 1 but am only to disclose a cursory name for each such invention, a listing of the party or parties to whom it belongs, and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit 1 for such purpose.  If I do not attach such disclosure, I am representing thereby that there are no Prior Inventions.  Notwithstanding the foregoing provisions of this Section 3.2 that provide that Prior Inventions are excluded from the scope of this Non-Disclosure Agreement, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions (as defined in Section 3.3 below), or any product, process or machine of the Company Group, without the Company’s prior written consent.  If, in the course of my employment with the Company, I incorporate a Prior Invention into any Company Inventions or into a product, process or

5

machine of the Company Group, then, notwithstanding the foregoing provisions of this Section 3.2 that provide that Prior Inventions are excluded from the scope of this Non-Disclosure Agreement, the Company is hereby granted and shall have a nonexclusive, royalty free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, cause to be made, modify, cause to be modified, use, cause to be used and sell or cause to be sold such Prior Invention.  In addition, and notwithstanding anything express or implied in the foregoing provisions of this Section 3.2 to the contrary, any Invention that would otherwise be a Prior Invention for purposes of this Section 3.2 shall not be deemed or treated as a Prior Invention for purposes of this Section 3.2 if the Company Group acquires ownership of such Invention, or if the Company Group licenses such Invention, pursuant to the provisions of a separate agreement entered into by the Company Group with me or any other person.

3.3

Assignment of Inventions.  Subject to this Section 3.3 and to Sections 3.5 and 3.6, I hereby assign to the Company Group all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto), whether or not patentable or registrable under copyright or similar statutes that are made, conceived, reduced to practice or learned by me, either alone or jointly with others, whether or not during regular business hours, if: (i) such Invention is made, conceived, reduced to practice, or learned by me during the term of my employment with the Company or within one year after my resignation or termination from the Company; and (ii) such Invention arises out of, is based upon, or results from the use of, any Proprietary Information or Third Party Information made available to me or to which I had access as an employee of the Company.  Inventions assigned pursuant to this Section 3 to the Company, or to a third party as directed by the Company pursuant to Section 3.5 below, are hereinafter referred to as “Company Inventions.”  At the request of the Company at any time and from time to time, I will execute and deliver any and all instruments, documents and agreements reasonably requested by the Company for purposes of confirming my assignment to the Company of all of my right, title and interest in and to any and all Company Inventions (and all Proprietary Rights with respect thereto), including, without limitation, at any time when any such Company Inventions (or any Proprietary Rights with respect thereto) are first reduced to practice or first fixed in a tangible medium, as applicable.

3.4

For the avoidance of doubt, notwithstanding any contrary provision contained herein, nothing contained in this Non-Disclosure Agreement shall require the assignment of any Invention (or Proprietary Right with respect thereto) made or conceived by me during the period of my employment with the Company to the extent such assignment is prohibited by any applicable state or federal law.

3.5

Obligation to Keep Company Informed.  During the period of my employment with the Company and thereafter, I will promptly disclose to the Company fully and in writing all Company Inventions authored, conceived or reduced to practice by me, either alone or jointly with others.  In addition, during the period of my employment with the Company, I will promptly disclose to the Company all patent applications filed by me or on my behalf that claim any Company Invention.

3.6

Works for Hire.  I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment with the Company and which are protectable by copyright are “works made for hire,” pursuant to the United States Copyright Act (17 U.S.C., Section 101).

3.7	Enforcement of Proprietary Rights. I will assist the Company in every proper way in obtaining, and from time to time enforcing, United States and foreign Proprietary Rights relating to Company

6

Inventions in any and all countries.  To that end I will promptly execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof.  In addition, I will promptly execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee.  My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment with the Company, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agents and attorneys-in-fact, subject to full power of substitution and resubstitution, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me.  I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

4.

Records.  I agree to keep and maintain adequate and current records (in the form of notes, memoranda, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information and all Company Inventions made, conceived, developed or reduced to practice by me, which records shall be available to and remain the sole property of the Company at all times.

5.

No Conflicting Obligation.  I represent that my performance of all the terms of this Non-Disclosure Agreement and as an employee of the Company has not breached, and does not and will not breach, any agreement to keep in confidence information acquired by me in confidence or in trust prior to, or outside the scope of, my employment by the Company and any agreement not to compete with the business of any third party.  I have not entered into, and I agree I will not enter into, any agreement, either written or oral, in conflict herewith.

6.	Restrictive Covenants.
6.1

As a condition of my employment, or my continued employment, and my eligibility to participate in and receive payments and benefits pursuant to the Severance Plan, I hereby acknowledge and agree that during the period in which I am employed by, or providing service to, any member of the Company Group and for the greater of (x) the twelve (12) month-period following my termination of employment or service for any reason and (y) the number of months of Base Salary to which the Cash Severance Amount I am entitled to receive under the Severance Plan relates, but in no event greater than an eighteen (18)-month period (the “Restrictions Period”), I shall comply with the restrictive covenants set forth herein applicable to the Company Group.

6.1.1

During the Restrictions Period, I shall not anywhere in the Territory for myself, or through or on behalf of any other person or entity (other than the Company), whether as an officer, director, employee, equityholder, consultant or otherwise, as applicable:

7

6.1.1.1

directly or indirectly, engage, participate, make any financial investment in, own any financial or beneficial interest in, operate, or become employed by or provide services to any business, corporation, firm, person, or other entity (together with its affiliates and subsidiaries, the “Competing Enterprise”) which is engaged, directly or indirectly, during my employment in competition with the Company Group in the Business anywhere in the Territory; provided, in either case, that the Businesses of the Competing Enterprise account for more than ten percent (10%) of the gross sales of the Competing Enterprise for its most recently completed fiscal year and I do not work for, advise or provide consulting services to such Business.  Notwithstanding the foregoing, I shall not be prohibited from owning or acquiring securities in any publicly traded company as long as my ownership does not exceed 1% of such publicly traded company’s outstanding securities;

6.1.1.2

encourage, induce, attempt to induce, solicit or attempt to solicit any employee, director, officer, associate, consultant, agent or independent contractor to terminate his or her employment with or engagement by the Company Group in order to become employed or engaged by any person, firm, corporation or other business enterprise other than a member of the Company Group, except in the furtherance of my responsibility while I am employed by the Company Group, or hire or retain, or attempt to hire or retain, any employee, director, officer, associate, consultant, agent or independent contractor of the Company Group; provided, that nothing in this Non-Disclosure Agreement prohibits me from hiring an individual who responds to a job posting made available to the general public so long as I do not solicit or otherwise initiate such contact during the one year following termination of my employment or service; or

6.1.1.3

encourage, induce, attempt to induce, solicit or attempt to solicit, any customer, distributor, supplier, vendor, marketer or sponsor of the Company Group to cease its customer, distributor, supplier, vendor, marketer or sponsor relationship with the Company Group.

6.1.2

The restrictions contained in this Section are necessary for the protection of the business and goodwill of the Company Group and are considered by me to be reasonable for such purpose. I acknowledge that a breach of any of the covenants contained in this Non-Disclosure Agreement may cause irreparable damage to the Company, the exact amount of which would be difficult to ascertain, and that the remedies at law for any such breach or threatened breach would be inadequate.  Accordingly, I agree that if I breach or threaten to breach any of the covenants contained in this Non-Disclosure Agreement, in addition to any other remedy which may be available to the Company at law or in equity, the Company shall be entitled (i) to the extent permitted by applicable law, to cease or withhold any payments owed to me, whether in connection with my employment or otherwise, including,

8

without limitation, any payments or benefits I am otherwise entitled to receive under the Severance Plan; and/or (ii) to institute and prosecute proceedings in any court of competent jurisdiction for specific performance and injunctive relief to prevent the breach or any threatened breach thereof without bond or other security or a showing that monetary damages will not provide an adequate remedy. I further acknowledge that the restrictions and limitations set forth in this Non-Disclosure Agreement will not materially interfere with my ability to earn a living following the termination of my employment with the Company and that my ability to earn a livelihood without violating such restrictions is a material condition to my employment with the Company. I agree to disclose in advance the existence and terms of the restrictions and covenants contained in this Non-Disclosure Agreement to any employer or service recipient by whom I might be employed or retained during the Restrictions Period.

6.1.3	For purposes of this Section:
6.1.3.1

“Business” means a supplier of automotive replacement parts, brake parts and fasteners to the automotive aftermarket (including, without limitation, the light, medium and heavy duty truck aftermarket) or a supplier of home fasteners and electrical wiring components to mass merchandisers, or any other business activities of the Company Group accounting for more than ten percent (10%) of its gross sales in the most recently completed fiscal year or reasonably expected to do so in the current fiscal year, in the United States and in any foreign jurisdiction in which the Company Group operates or, at the end of my employment, proposes to operate.

6.1.3.2	“Territory” means any state, jurisdiction or territory in the world in which the Company is engaged in business during the Restrictions Period.
6.1.3.3

The terms “employee,” “director,” “officer,” “associate,” “consultant,” “agent,” and “independent contractor” shall include any person with such status at any time during the twelve (12) months prior to the termination of my employment and for twelve (12) months following my termination of employment.  I shall not be deemed to have violated the provisions of this Section 6.1 by reason of an isolated act, or failure to act, not taken in bad faith.

7.

Non-Disparagement.  Subject to Sections 2.5 and 2.6, I agree that I will not, through any medium including, but not limited to, the press, Internet or any other form of communication, disparage, defame, or otherwise damage or assail the reputation, integrity or professionalism of any member of the Company Group. Nothing in this Section 7 is intended to restrict or impede your participation in proceedings or investigations brought by or before the United States Equal Employment Opportunity Commission, National Labor Relations Board, or other federal, state or local government agencies, or otherwise exercising protected rights to the extent that such rights cannot be waived by agreement, including Section 7 rights under the National Labor Relations Act.

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8.

Return of Company Documents.  When I leave the employ of the Company, I will deliver to the Company any and all notes, memoranda, specifications, drawings, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company.  I further agree that, during the term of my employment with the Company or at any time thereafter, any property situated on the premises of the Company Group, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

9.

Legal and Equitable Remedies.  Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Non-Disclosure Agreement and any of its provisions by injunction, specific performance, monetary damages (e.g., disgorgement of profits or recoupment or forfeiture of any payments or benefits received under the Severance Plan) or other equitable relief which may be available, without bond and without prejudice to any other rights and remedies that the Company may have for a breach or threatened breach of this Non-Disclosure Agreement.  The seeking or availability of such equitable relief shall not affect the Company’s right to seek and obtain damages or other relief from a court of competent jurisdiction on account of any actual or threatened breach by me of this Non-Disclosure Agreement.  In the event that the Company enforces the provisions of Section 6 hereof through a court order, I agree that the restrictions contained in Section 6 as the case may be, shall remain in effect for a period of one year from the effective date of such court order.

10.

Cooperation.  I agree that, following any termination of my employment, I will continue to provide reasonable cooperation with the Company and/or any other member of the Company Group and its or their respective counsel in connection with any investigation, administrative proceeding, or litigation relating to any matter that occurred during my employment in which I was involved or of which I have knowledge.  As a condition to such cooperation, the Company shall reimburse me for reasonable out-of-pocket expenses incurred at the request of the Company with respect to my compliance with this Section.  I also agree that, in the event I am subpoenaed by any person or entity (including, but not limited to, a Regulator) to give testimony or provide documents (in a deposition, court proceeding or otherwise), that in any way relates to my employment by the company and/or any other member of the Company Group, I will give prompt notice of such request to the Company and will make no disclosure until the Company and/or the other member of the Company Group has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

11.

Notices.  Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing.  Such notice shall be deemed given upon personal delivery to the appropriate address, one (1) business day after dispatch if sent by nationally recognized courier or overnight delivery service, on the date of dispatch if sent by facsimile or electronic mail for which confirmation of transmission is provided or, if sent by certified or registered mail, three (3) business days after the date of mailing.

12.	General Provisions
12.1

Governing Law; Consent to Personal Jurisdiction; Waiver of Jury Trial.  This Non-Disclosure Agreement will be governed by and construed according to the laws of Pennsylvania, as such laws are applied to agreements entered into and to be performed entirely within Pennsylvania between Pennsylvania residents. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Pennsylvania for any lawsuit

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filed there against me by the Company arising from or related to this Non-Disclosure Agreement.  BY EXECUTION OF THIS NON-DISCLOSURE AGREEMENT, I HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING UNDER OR IN CONNECTION WITH THIS NON-DISCLOSURE AGREEMENT

12.2

Independence; Severability.  Each of the rights enumerated in this Non-Disclosure Agreement shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company Group at law or in equity.  In the event any provision or portion of this Non-Disclosure Agreement may be held to be invalid, prohibited or unenforceable for any reason, unless such provision is narrowed by judicial construction, this Agreement shall be construed as if such provision has been more narrowly drawn so as not to be invalid, prohibited or unenforceable. If, notwithstanding the foregoing, any provision may nevertheless be held to be invalid, prohibited or unenforceable for any reason then, and to that extent only, such provision shall be ineffective without affecting or invalidating the remaining portion of such provision or the other provisions of this Non-Disclosure Agreement.

12.3

Successors and Assigns.  This Non-Disclosure Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.  Without limiting the generality of the foregoing, if I become an employee of any subsidiary or controlled affiliate of the Company, then (i) such subsidiary or controlled affiliate shall be deemed and treated as an intended third party beneficiary of this Non-Disclosure Agreement to the same extent as if such subsidiary or controlled affiliate were a party to this Non-Disclosure Agreement and (ii) each reference in this Non-Disclosure Agreement to the term “Company” shall be deemed to be a reference to whichever of Dorman Products, Inc. and/or such subsidiary or controlled affiliate is my employer.  I expressly acknowledge and agree that this Non-Disclosure Agreement may be assigned by the Company without my consent to any purchaser of all or substantially all of the assets or stock of the Company, whether by purchase, merger or other similar corporate transaction.

12.4

Survival.  The provisions of this Non-Disclosure Agreement shall survive the termination of my employment with the Company and the assignment of this Non-Disclosure Agreement by the Company to any successor in interest or other assignee.

12.5

Employment.  I agree and understand that nothing in this Non-Disclosure Agreement shall confer any right on me or the Company with respect to continuation of my employment with the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

12.6

Waiver.  No waiver by the Company of any breach of this Non-Disclosure Agreement shall be valid unless in writing and signed by the party giving such waiver and no such waiver shall be a waiver of any preceding or succeeding breach.  No waiver by the Company of any right under this Non-Disclosure Agreement shall be construed as a waiver of any other right.

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The Company shall not be required to give notice to enforce strict adherence to all terms of this Non-Disclosure Agreement.
12.7

Entire Agreement. This Non-Disclosure Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements relating to the subject matter hereof and merges all prior discussions between us.  No modification of or amendment to this Non-Disclosure Agreement, nor any waiver of any rights under this Non-Disclosure Agreement, will be effective unless in writing and signed by the party to be charged.

12.8	Counterparts. This Non-Disclosure Agreement may be signed in counterparts, each shall be deemed an original and shall together constitute one agreement.

12.9Acknowledgement.  I acknowledge that this Non-Disclosure Agreement is a condition to my employment with the Company and my eligibility to participate in and receive payments and benefits pursuant to the Severance Plan.  I further acknowledge that that I have had a full and adequate opportunity to read, understand and discuss with my advisors, including legal counsel, the terms and conditions contained in this Non-Disclosure Agreement prior to signing hereunder.

[Signature Page Follows]

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By signing this Non-Disclosure Agreement below, (1) I agree to be bound by each of its terms, (2) I acknowledge that I have read and understand this Non-Disclosure Agreement and the important restrictions it imposes upon me, which continue after the termination of my employment for any reason, and (3) I represent and warrant to the Company that I have had ample and reasonable opportunity to consult with legal counsel of my own choosing to review this Non-Disclosure Agreement and understand its terms including that it places significant restrictions on me.

EMPLOYEE:

By:

Name:  [Employee Name]

Address:

Date:

Accepted by Company:

DORMAN PRODUCTS, INC.

By:

Name:

Title:

Date:

[Signature page to Non-Disclosure, Invention Assignment and Restrictive Covenant Agreement]

FINAL FORM

EXHIBIT 1

Excluded Information:

[Securely attach additional pages if necessary]

[If this exhibit is left blank, the employee shall be deemed to represent that he/she does not have any Excluded Information.]